UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 8, 2010

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut		06074
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code:		(860) 644-1551

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities

On June 8, 2010, Gerber Scientific, Inc. (the “Company”) approved and committed to a plan to consolidate the operations of its Massachusetts-based Gerber Innovations business, a business unit of the Sign Making and Specialty Graphics segment, into its Tolland, Connecticut manufacturing facility, with an expected completion date of September 30, 2010.  As a result of the consolidation, the Company expects to generate annualized savings of approximately $0.9 million.  The Company estimated the costs related to this facility consolidation to be approximately $1.1 million, the substantial majority of which will require the outlay of cash.  The Company expects that $0.3 million of these costs will be restructuring charges related principally to employee severance costs and $0.2 million will relate to lease contract termination costs.  Other costs are expected to be non-severance employee costs of $0.4 million and moving expenses of $0.2 million.  These costs are expected to be incurred during the Company’s first and second quarters of fiscal 2011.  A copy of the press release announcing this action has been furnished as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

The following document is furnished herewith as an exhibit to this report:

Exhibit Number	Description of Exhibits

99.1	Press Release dated June 8, 2010, issued by Gerber Scientific, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.

Date: June 8, 2010	By:	/s/ Michael R. Elia
Michael R. Elia Executive Vice President, Chief Financial Officer and Chief Accounting Officer (On behalf of the Registrant and as Duly Authorized Officer)